April 26, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Commissioners:

We have read the statements made by the Empire Builder Tax Free Bond Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Empire Builder Tax Free Bond Fund dated April 26, 2013.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers, LLP, 41 South High Street, Suite 2500 Columbus, OH 43215
T: (614) 225-8700, F: (614)224-1044, www.pwc.com/us